Exhibit (g)(3)

RBB Fund Inc.

615 E. Michigan St.

Milwaukee, WI 53202

ADDENDUM TO CUSTODY AGREEMENT

This January 5, 2017 supplement to the Custody Agreement (this “Addendum”) is made between U.S. Bank National Association (“U.S. Bank”) and RBB Fund Inc. (“RBB Fund Inc.”).

Whereas, U.S. Bank and RBB Fund Inc. entered into the Custody Agreement dated June 30, 2016 and wish to supplement the Custody Agreement for the establishment of accounts by the Funds for investment in Vietnam.

Whereas, terms used in this Addendum shall have the same meaning as in the Custody Agreement

Therefore, the parties agree to the following:

1.              Local Vietnam regulations require that RBB Fund Inc.  maintain sufficient funds or securities in their accounts before the brokers can proceed with the execution of a transaction on the Stock Exchanges.  Local Vietnam regulations further require that appointed local agents confirm to brokers that there are sufficient funds or securities in RBB Fund Inc.’s accounts before brokers can proceed with the execution of a transaction on the STC.

2.              Under current local Vietnam regulations, the local agent will receive a report from the Vietnam Securities Depository (VSD) reflecting transactions entered into on behalf of RBB Fund Inc. The local agent is required to confirm all transactions on this report within the time frames prescribed by the VSD from time to time.  To complete this process, the local agent will seek instruction from the U.S. Bank Subcustodian, who will, in turn, seek instruction from U.S. Bank, who will, in turn, seek instruction from RBB Fund Inc.  All confirmed transactions will be settled accordingly.  In the event that the local agent does not submit its confirmation within the timeline set by the VSD, the transactions will still be settled on the basis of the above mentioned report.  Any transaction details that are challenged will be investigated by the VSD before settlement and the decision of the VSD shall be binding.

3.              If the relevant instructions are not received within the above-referenced deadlines, U.S. Bank will not be responsible for trades that are processed or cancelled by the VSD and will not be responsible if the local agent does not submit confirmation to the VSD within the regulatory deadlines.  Further, U.S. Bank will not be responsible if the VSD directs the local agent to settle trades that are not challenged. RBB Fund Inc. will indemnify U.S. Bank for any loss, damage, cost, and any other liabilities that may accrue to U.S. Bank that arise from insufficient funds or securities in the RBB Fund Inc.’s accounts or from any act, omission or default in relation to the above settlement instructions, except where such loss is caused by the gross negligence, fraud, or willful default of U.S. Bank.

4.              RBB Fund Inc. therefore instructs and authorizes U.S. Bank to give permission to the Subcustodian and local agents to disclose the adequacy of Fund account balances to the broker, and to earmark the balances in RBB Fund Inc.’s accounts, as described above.  U.S. Bank is not responsible for any act, omission or default of the Subcustodian or local agents in relation to this disclosure and earmarking.  For the avoidance of doubt, any negligence, willful misconduct or lack of good faith by the Subcustodian, local agent, or brokers will not constitute a breach of the Custody Agreement by U.S. Bank.  Except as described here, U.S. Bank, the Subcustodian, and local agents will not be relieved from liability for negligence, willful misconduct, lack of good faith or other breach of an agreement under which they are appointed.

Except as set forth above, nothing herein shall be deemed to contravene the terms of the Custody Agreement, and the terms of the Custody Agreement remain in full force and effect.

This letter shall be governed by and construed in accordance with the law of the Custody Agreement.

Agreed as of the above written date:

U.S. BANK NATIONAL ASSOCIATION		THE RBB FUND INC.

By:	/s/ Michael R. McVoy,	By:	/s/ Salvatore Faia

Title:	Senior Vice President	Title:	President

Date:	as of January 5, 2017	Date:	January 5, 2017